UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

April 26, 2017

Date of Report (Date of earliest event reported)

DIGILITI MONEY GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-53925	27-2205650
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18671 Lake Drive East dellFive Business Park G Minneapolis, MN	55317
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 698-6980

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e) On April 26, 2017, the Board of Directors (the “Board”) and the Compensation Committee of the Board of Digiliti Money Group, Inc. (the “Company”) completed its annual review of the compensation for the Company’s executive officers and Directors compensation. The Company’s executive officers did not receive any bonuses in 2016. In recognition of the executive officers’ work in the Company’s successful underwritten public offering of shares of the Company’s common stock at a public offering price of $4.50 per share in March 2017, the Company’s uplisting on the Nasdaq Capital Market on March 10, 2017 and the Company’s positive sales performance, the Board approved the following bonuses for its executive officers:

●	Discretionary bonuses of $60,000, $40,000 and $30,000 to President and Chief Executive Officer Jeffrey Mack, Executive Vice President and Chief Financial Officer Bryan Meier and Executive Vice President of Sales Larry Blaney, respectively;

●	Performance bonuses of $100,000, $60,000 and $45,000 to Messrs. Mack, Meier and Blaney, respectively, which are payable based on the following performance metrics: (1) forty percent (40%) of the bonus is payable if the Company’s fourth quarter 2017 earnings before interest, tax, depreciation and amortization is positive; (2) thirty-five percent (35%) of the bonus is payable if the Company’s 2017 sales exceed $14 million (with an opportunity to double that amount if 2017 sales exceed $16 million); and (3) twenty-five percent (25%) of the bonus is payable if the Company increases stockholder value by thirty percent (30%) during 2017.

The Board also approved a proposal to pay the Company’s Directors $40,000 for attendance at all four (4) quarterly meetings (with one telephone appearance permitted), $5,000 for service as a Board committee chair and $2,500 for service on a committee, payable quarterly.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 2, 2017

DIGILITI MONEY, INC.

By:	/s/ Bryan Meier
Bryan Meier
Chief Financial Officer